------------------------------
                                                           OMB  APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0145
                                                  Expires:     November 30, 1999
                                                  Estimated  average  burden
                                                  hours  per  response  14.90
                                                  ------------------------------

                                 UNITED  STATES
                      SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549

                                 SCHEDULE  13D
                   Under  the  Securities  Exchange  Act  of  1934
                              (Amendment  No.  )*

EEX  Corporation
________________________________________________________________________________
                                (Name  of  Issuer)

Common  Stock  Par  Value  $0.01  per  Share
________________________________________________________________________________
                         (Title  of  Class  of  Securities)

26842V207
________________________________________________________________________________
                                 (CUSIP  Number)

Kathryn  H.  Smith,  114  John  Street,  Greenwich,  CT  06831  (203)  861-7525
________________________________________________________________________________
                 (Name,  Address  and  Telephone  Number  of  Person
               Authorized  to  Receive  Notices  and  Communications)

11/5/2001
________________________________________________________________________________
             (Date  of  Event  which  Requires  Filing  of  This  Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No.26842V207                    13D                     Page 2  of   Pages

Richard  C.  McKenzie,  Jr.
________________________________________________________________________________
1.   Name  of  Reporting  Persons.
     I.R.S.  Identification  Nos.  of  above  persons  (entities  only).


________________________________________________________________________________
2.   Check  the  Appropriate  Box  If  a  Member  of  a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC  Use  Only

________________________________________________________________________________
4.   Source  of  Funds  (See  Instructions)

________________________________________________________________________________
5.   Check  If  Disclosure  of  Legal  Proceedings  Is  Required  Pursuant  to
     Items  2(d)  or  2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship  or  Place  of  Organization
Connecticut,  USA
________________________________________________________________________________
               7.   Sole  Voting  Power
  NUMBER  OF
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared  Voting  Power
 OWNED  BY           4,480,400
    EACH       _________________________________________________________________
  REPORTING    9.   Sole  Dispositive  Power
   PERSON
    WITH       _________________________________________________________________
               10.  Shared  Dispositive  Power
                    4,480,400
________________________________________________________________________________
11.  Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person
       4,480,400
________________________________________________________________________________
12.  Check  Box  If  the  Aggregate  Amount  in Row (11) Excludes Certain Shares
     (See  Instructions)                                               [_]
________________________________________________________________________________
13.  Percent  of  Class  Represented  by  Amount  in  Row  (11)
10.58%
________________________________________________________________________________
14.  Type  of  Reporting  Person  (See  Instructions)
     IN
________________________________________________________________________________

CUSIP No. 26842V207                    13D                   Page 3  of    Pages


________________________________________________________________________________
Item  1.  Security  and  Issuer.



________________________________________________________________________________
Item  2.  Identity  and  Background.

     (a)

     (b)

     (c)

     (d)

     (e)

     (f)

________________________________________________________________________________
Item  3.  Source  and  Amount  of  Funds  or  Other  Consideration.


________________________________________________________________________________
Item  4.  Purpose  of  Transaction.

     (a)

     (b)

     (c)

     (d)

     (e)

     (f)

     (g)

     (h)

     (i)

     (j)

________________________________________________________________________________
Item  5.  Interest  in  Securities  of  the  Issuer.

     (a)

     (b)

     (c)

     (d)

     (e)

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


________________________________________________________________________________
Item  7.  Material  to  be  Filed  as  Exhibits.


________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              11/12/2001
                                        ----------------------------------------
                                                         (Date)


                                           /s/  Richard  C.  McKenzie
                                        ----------------------------------------
                                                       (Signature)


                                              Richard  C.  McKenzie
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).